EXHIBIT 2
GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	June 30	December 31
	2006	2005
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$96,553	$94,321
Available-for-sale securities (Note 1)	41,019	23,982
Accounts receivable, net	5,866	5,545
Receivables from sales representatives	8,647	5,659
Inventory of paper	1,021	866
Prepaid expenses and other current assets	11,566	10,585

Total Current Assets	164,672	140,958

Property and equipment, net	27,775	28,178
Long term investments	100	100
Bonds held to maturity, at amortized cost	477	463
Other assets	2,638	1,981

Total Assets	$195,662	$171,680

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,456	$5,484
Deferred income and customer prepayments	58,774	52,624
Accrued liabilities	10,182	6,644
Income taxes payable	629	405

Total Current Liabilities	77,041	65,157

Liabilities for incentive and bonus plans	307	307
Deferred income and customer prepayments — long term	392	348
Deferred tax liability	409	436

Total Liabilities	78,149	66,248

Minority interest	7,324	6,191

Shareholders’ equity:
Common shares, US$0.01 par value; 75,000,000 shares authorized; 38,428,310 (2005: 38,340,310) shares issued and outstanding	384	383
Additional paid in capital (Note 2)	121,309	127,747
Retained deficit	(12,764)	(21,199)
Less : Unearned compensation (Note 2)	—	(7,900)
Accumulated other comprehensive income (Note 1)	1,260	210

Total Shareholders’ Equity	110,189	99,241

Total Liabilities and Shareholders’ Equity	$195,662	$171,680

Note: 1.	The company recorded the $12.2 million being approximately 11.24% equity interest in HC International at fair value based on the closing share price of HCI, as at 30 June 2006, of $0.2265 per share, as available-for-sale securities in the financial statements as at June 30, 2006. The unrealized market gain has been credited to accumulated other comprehensive income, shown under shareholders’ equity.

Note: 2.	The Company adopted SFAS No. 123(R), “Share Based Payment” with effect from January 1, 2006. The unearned compensation costs associated with the Employee Compensation Plans at the beginning of the year 2006 were reversed as per SFAS No. 123(R).

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended		Six months ended
	June 30		June 30
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Online and other media services (Note 3)	$28,078	$24,033	$54,168	$46,669
Exhibitions	16,367	7,558	20,079	7,558
Miscellaneous	381	144	610	275

	44,826	31,735	74,857	54,502

Operating Expenses:
Sales	14,159	8,589	23,871	16,305
Event production	8,497	1,792	9,116	1,792
Community	7,535	5,900	12,177	9,641
General and administrative	9,538	8,939	18,388	16,470
Online services development	1,028	988	2,023	1,972
Non-cash compensation expense (Note 4)	538	282	1,104	811
Amortization of software cost	305	414	607	710

Total Operating Expenses	41,600	26,904	67,286	47,701

Income from Operations	3,226	4,831	7,571	6,801

Interest and dividend income	1,318	338	2,348	389
Gain on sale of available-for-sale securities	227	269	300	308
Foreign exchange gains (losses), net	(201)	35	(228)	179

Income before Income Taxes	4,570	5,473	9,991	7,677
Income Tax Provision	(220)	(195)	(423)	(317)

Net Income before Minority Interest	$4,350	$5,278	$9,568	$7,360

Minority interest	$(322)	$(755)	$(1,133)	$(837)

Net Income	$4,028	$4,523	$8,435	$6,523

Retained deficit brought forward			$(21,199)	$(34,577)

Retained deficit carried forward			$(12,764)	$(28,054)

Basic net income per share	$0.10	$0.13	$0.22	$0.18

Shares used in basic net income per share calculations	38,428,310	38,340,310	38,400,111	36,843,344

Diluted net income per share	$0.10	$0.12	$0.22	$0.18

Shares used in diluted net income per share calculations	38,515,672	38,415,667	38,475,801	36,944,975

Note: 3.	Online and other media services consists of:

	Three months ended June 30		Six months ended June 30
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Online services	$15,685	$13,336	$30,779	$26,429
Print services	12,393	10,697	23,389	20,240

	$28,078	$24,033	$54,168	$46,669

Note: 4.	Reflects the non-cash compensation expenses associated with the employee equity compensation plans and Directors Purchase Plan. Non-cash compensation includes ($236) (2005: $NIL) being the cumulative effect of change in accounting principle, resulting from the adoption of SFAS 123(R) with effect from January 1, 2006, and represents the following categories of expenses:

	Three months ended June 30		Six months ended June 30
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited

Sales	$186	$34	$294	$182
Community	21	25	41	54
General and administrative	292	114	697	369
Online services development	39	109	72	206

	$538	$282	$1,104	$811

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Six months ended June 30
	2006	2005
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$8,435	$6,523
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	2,191	1,927
Accretion of U.S. Treasury strips zero % coupons	(14)	(19)
Profit on sale of equipment	(32)	(8)
Equipment written off	1	26
Unrealised dividend income on available-for-sale securities	(280)	—
Unrealised interest income available-for-sale securities	(36)	(12)
Bad debt expense	130	—
Non-cash compensation expense	1,104	811
Income attributable to minority shareholder	1,133	837

	12,632	10,085

Changes in assets and liabilities:
Accounts receivables	(451)	357
Receivables from sales representatives	(2,988)	(3,430)
Inventory of paper	(155)	(7)
Prepaid expenses and other current assets	(701)	(2,857)
Long term assets	(657)	505
Accounts payable	1,972	900
Accrued liabilities and liabilities for incentive and bonus plans	3,538	(103)
Deferred income and customer prepayments	6,194	7,642
Tax liability	197	69

Net cash provided by operating activities	19,581	13,161

Cash flows from investing activities:
Purchase of property and equipment	(1,789)	(1,652)
Sale of equipment	32	8
Purchase of available-for-sale securities	(226,509)	(170,549)
Sale of available-for-sale securities	210,558	129,080

Net cash used in investing activities	(17,708)	(43,113)

Cash flows from financing activities:
Proceeds from the issue of common shares, net of share issue expenses	—	38,303
Amount received towards directors purchase plan	359	118

Net cash generated from financing activities	359	38,421

Net increase in cash and cash equivalents	2,232	8,469
Cash and cash equivalents, beginning of the period	94,321	41,195

Cash and cash equivalents, end of the period	$96,553	$49,664

Supplemental cash flow disclosures:
Income tax paid	$226	$248